Exhibit 99.1

Oaktree Specialty Lending Corporation Announces First Fiscal Quarter 2021 Financial Results

and Declares Increased Distribution of $0.12 Per Share

LOS ANGELES, CA, February 4, 2021—Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended December 31, 2020.

Financial Highlights for the Quarter Ended December 31, 2020

•

Total investment income was $38.2 million ($0.27 per share) for the first fiscal quarter of 2021, as compared with $43.6 million ($0.31 per share) for the fourth fiscal quarter of 2020. The decrease in investment income for the quarter was primarily driven by lower one-time make-whole interest income from investments that were prepaid in the fourth fiscal quarter of 2020.

•

GAAP net investment income was $10.0 million ($0.07 per share) for the first fiscal quarter of 2021, as compared with $24.5 million ($0.17 per share) for the fourth fiscal quarter of 2020. The decrease was primarily due to lower investment income and higher accrued Part II incentive fees.

•

Adjusted net investment income was $19.6 million ($0.14 per share) for the first fiscal quarter of 2021, as compared with $24.5 million ($0.17 per share) for the fourth fiscal quarter of 2020. The decrease in adjusted net investment income for the quarter was primarily driven by lower investment income.

•

Net asset value (“NAV”) per share was $6.85 as of December 31, 2020, up 5% from $6.49 as of September 30, 2020. The increase was primarily driven by realized gains resulting from the exit of an investment previously on non-accrual status and unrealized gains on debt investments.

•

Originated $286.3 million of new investment commitments and received $160.7 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended December 31, 2020. Of these new investment commitments, 68.6% were first lien loans and 31.4% were second lien loans. The weighted average yield on new debt investments was 8.7%.

•	Total debt outstanding was $700.0 million as of December 31, 2020. The total debt to equity ratio was 0.73x, and the net debt to equity ratio was 0.70x, after adjusting for cash and cash equivalents.

•

Liquidity as of December 31, 2020 was composed of $24.2 million of unrestricted cash and cash equivalents and $400.0 million of undrawn capacity under the credit facility (subject to borrowing base and other limitations). Unfunded investment commitments were $197.6 million, with approximately $149.8 million that can be drawn immediately as the remaining amount is subject to certain milestones that must be met by portfolio companies.

•

A quarterly cash distribution was declared of $0.12 per share, an increase of 9% from the prior quarter and the third consecutive quarterly distribution increase. The distribution will be paid in cash and is payable on March 31, 2021 to stockholders of record on March 15, 2021.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “OCSL reported another quarter of strong financial results and portfolio performance. NAV grew by more than 5% sequentially to $6.85 per share, exceeding the pre-pandemic level of $6.61 per share at December 31, 2019. The increase was primarily driven by continued strong portfolio company performance and the favorable realization of a non-core investment that was previously on non-accrual. Earnings were solid at $0.14 per share, as our opportunistic investment activity in the wake of the pandemic and progress in rotating the portfolio into higher yielding, proprietary investments continue to favorably impact results. Recognizing this ongoing strong performance, the Board of Directors announced a dividend increase to $0.12 per share, up 26% from one year ago and marking the third consecutive quarter with a dividend increase. Looking ahead, we believe our high-quality investment portfolio with an improved yield profile is well-positioned to deliver continued attractive risk-adjusted returns to our shareholders.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.12 per share, an increase of 9%, or $0.01 per share, from the prior quarter, and the third consecutive quarterly distribution increase, payable on March 31, 2021 to stockholders of record on March 15, 2021.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended
($ in thousands, except per share data)	December 31, 2020 (unaudited)	September 30, 2020 (unaudited)	December 31, 2019 (unaudited)
GAAP operating results:
Interest income	$31,633	$37,153	$28,405
PIK interest income	3,089	2,573	1,161
Fee income	3,352	3,571	1,071
Dividend income	130	302	323

Total investment income	38,204	43,599	30,960
Net expenses	28,186	19,054	23,124

Net investment income	10,018	24,545	7,836
Net realized and unrealized gains (losses), net of taxes	55,526	46,072	6,007

Net increase (decrease) in net assets resulting from operations	$65,544	$70,617	$13,843

Net investment income per common share	$0.07	$0.17	$0.06
Net realized and unrealized gains (losses), net of taxes per common share	$0.39	$0.33	$0.04
Earnings (loss) per common share — basic and diluted	$0.46	$0.50	$0.10
Non-GAAP Financial Measures[1]:
Adjusted net investment income	$19,558	$24,545	$14,087
Adjusted net investment income per common share	$0.14	$0.17	$0.10

[1]

See Non-GAAP Financial Measures — Adjusted Net Investment Income below for a description of this non-GAAP measure and a reconciliation from net investment income to adjusted net investment income, including on a weighted-average per share basis. The Company’s management uses this non-GAAP financial measure internally to analyze and evaluate financial results and performance and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to capital gains incentive fees. The presentation of adjusted net investment income is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of
($ in thousands, except per share data and ratios)	December 31, 2020 (unaudited)	September 30, 2020
Select balance sheet and other data:
Cash and cash equivalents	$24,234	$39,096
Investment portfolio at fair value	1,712,324	1,573,851
Total debt outstanding (net of unamortized financing costs)	694,827	709,315
Net assets	964,917	914,879
Net asset value per share	6.85	6.49
Total debt to equity ratio	0.73x	0.78x
Net debt to equity ratio	0.70x	0.74x

Total investment income for the quarter ended December 31, 2020 was $38.2 million and included $31.6 million of interest income from portfolio investments, $3.1 million of payment-in-kind (“PIK”) interest income, $3.4 million of fee income and $0.1 million of dividend income. Total investment income decreased by $5.4 million as compared to the quarter ended September 30, 2020, primarily driven by lower one-time make-whole interest income and OID acceleration from investments that were exited in the fourth fiscal quarter of 2020.

Net expenses for the quarter totaled $28.2 million, up $9.1 million from the quarter ended September 30, 2020. The increase in net expenses was primarily due to higher accrued Part II incentive fees.

Adjusted net investment income was $19.6 million ($0.14 per share) for the the quarter ended December 31, 2020, down from $24.5 million ($0.17 per share) for the quarter ended September 30, 2020, primarily driven by lower investment income and higher management fees due to a larger investment portfolio.

Net realized and unrealized gains, net of taxes, were $55.5 million for the quarter and were primarily driven by gains resulting from the realization of an investment previously on non-accrual status and unrealized gains resulting from price increases on liquid debt investments and the impact of tighter credit spreads on private debt investment valuations.

Portfolio and Investment Activity

	As of
($ in thousands)	December 31, 2020 (unaudited)	September 30, 2020 (unaudited)	December 31, 2019 (unaudited)
Investments at fair value	$1,712,324	$1,573,851	$1,467,627
Number of portfolio companies	115	113	106
Average portfolio company debt size	$16,200	$15,800	$15,300
Asset class:
Senior secured debt	85.7%	84.1%	79.5%
Unsecured debt	3.1%	4.2%	4.8%
Equity	3.8%	4.1%	6.7%
SLF JV I	7.3%	7.5%	8.8%
Limited partnership interests	0.1%	0.2%	0.2%
Non-accrual debt investments:
Non-accrual investments at fair value	$470	$1,571	$461
Non-accrual investments as a percentage of debt investments	—%	0.1%	—%
Number of investments on non-accrual	1	2	3
Interest rate type:
Percentage floating-rate	88.8%	88.3%	90.6%
Percentage fixed-rate	11.2%	11.7%	9.4%
Yields:
Weighted average yield on debt investments[1]	8.5%	8.3%	8.6%
Cash component of weighted average yield on debt investments	7.2%	7.0%	7.8%
Weighted average yield on total portfolio investments[2]	8.0%	7.8%	7.9%
Investment activity:
New investment commitments	$286,300	$148,500	$134,200
New funded investment activity[3]	$241,500	$146,300	$136,200
Proceeds from prepayments, exits, other paydowns and sales	$160,700	$184,200	$97,000
Net new investments[4]	$80,800	$(37,900)	$39,200
Number of new investment commitments in new portfolio companies	14	8	9
Number of new investment commitments in existing portfolio companies	7	3	4
Number of portfolio company exits	12	12	7

[1]	Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments, including the Company’s share of the return on debt investments in the SLF JV I.
[2]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in the SLF JV I.

[3]	New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.
[4]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of December 31, 2020, the fair value of the investment portfolio was $1.7 billion and was composed of investments in 115 companies. These included debt investments in 94 companies, equity investments in 33 companies, including our limited partnership interests in two private equity funds, and the Company’s investment in Senior Loan Fund JV I, LLC (“SLF JV I”). 13 of the equity investments were in companies in which the Company also had a debt investment.

As of December 31, 2020, 94.4% of the Company’s portfolio at fair value consisted of debt investments, including 60.3% of first lien loans, 25.4% of second lien loans and 8.7% of unsecured debt investments, including the debt investments in SLF JV I. This compared to 62.3% of first lien loans, 21.7% of second lien loans and 10.3% of unsecured debt investments, including the debt investments in SLF JV I at fair value as of September 30, 2020.

As of December 31, 2020, there was one investment on non-accrual status, which represented less than 0.1% of the debt portfolio at cost and fair value. During the quarter ended December 31, 2020, the Company exited one investment that was previously on non-accrual and realized a full par recovery.

The Company’s investments in SLF JV I totaled $125.5 million at fair value as of December 31, 2020, up 7% from $117.4 million as of September 30, 2020. The increase in the value of the Company’s investments in SLF JV I was primarily driven by continued unrealized appreciation in the underlying investment portfolio resulting from the improvement in broader credit market conditions during the quarter.

As of December 31, 2020, SLF JV I had $341.2 million in assets, including senior secured loans to 56 portfolio companies. This compared to $313.5 million in assets, including senior secured loans to 56 portfolio companies, as of September 30, 2020. As of December 31, 2020, one investment held by SLF JV I was on non-accrual status, which represented 0.7% of the SLF JV I portfolio at cost and 0.6% at fair value, respectively. SLF JV I generated income of $1.8 million for the Company during the quarter ended December 31, 2020, flat as compared to $1.8 million in the prior quarter. As of December 31, 2020, SLF JV I had $49.6 million of undrawn capacity (subject to borrowing base and other limitations) on its $225 million senior revolving credit facility, and its debt to equity ratio was 1.2x.

Liquidity and Capital Resources

As of December 31, 2020, the Company had total principal value of debt outstanding of $700.0 million, including $400.0 million of outstanding borrowings under the revolving credit facility and $300.0 million of the 3.500% Notes due 2025. The funding mix was composed of 57% secured and 43% unsecured borrowings as of December 31, 2020. The Company has no near-term debt maturities, as the next scheduled maturity is for the revolving credit facility in February 2024. The Company was in compliance with all financial covenants under its credit facility as of December 31, 2020.

On October 28, 2020, the Company entered into an incremental commitment and assumption agreement in connection with the Company’s exercise of $75 million of the accordion feature under the credit facility. On December 28, 2020, the Company entered into an incremental commitment agreement pursuant to which a lender under the credit facility increased its commitment amount under the credit facility by $25 million. As a result of such agreements, as of December 31, 2020, the size of the credit facility was $800 million.

As of December 31, 2020, the Company had $24.2 million of unrestricted cash and cash equivalents and $400.0 million of undrawn capacity on its credit facility (subject to borrowing base and other limitations). Unfunded investment commitments were $197.6 million as of December 31, 2020, with approximately $149.8 million that can be drawn immediately as the remaining amount is subject to certain milestones that must be met by portfolio companies. The Company has analyzed cash and cash equivalents, availability under its credit facility, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believe its liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of December 31, 2020, the weighted average interest rate on debt outstanding was 2.7%, flat as compared to September 30, 2020.

The Company’s total debt to equity ratio was 0.73x and 0.78x as of December 31, 2020 and September 30, 2020, respectively. The Company’s net debt to equity ratio was 0.70x and 0.74x as of December 31, 2020 and September 30, 2020, respectively.

Recent Developments

Merger Update

On January 19, 2021, the Company filed an amended registration statement on Form N-14, which included a joint proxy statement of the Company and OCSI and the Company’s prospectus. The registration statement on Form N-14 was declared effective by the SEC on January 21, 2021. On January 21, 2021, the Company filed its final joint proxy statement/prospectus with the SEC, which was mailed on or about January 21, 2021 to the Company’s stockholders of record as of January 19, 2021. The Company’s annual meeting of stockholders and OCSI’s special meeting of stockholders are both scheduled for March 15, 2021 to vote on the matters described in the joint proxy statement/prospectus as required by the Merger Agreement.

The transaction is expected to close soon after the meetings of stockholders in March 2021, subject to stockholder approval and other customary closing conditions.

Non-GAAP Financial Measures

Adjusted Net Investment Income

On a supplemental basis, the Company is disclosing adjusted net investment income and per share adjusted net investment income, each of which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding capital gains incentive fees (“Part II incentive fee”). The Company’s management uses this non-GAAP financial measure internally to analyze and evaluate financial results and performance and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to capital gains incentive fees. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized capital depreciation on a cumulative basis. Refer to Note 11 – Related Party Transactions in the Company’s Quarterly Report on Form 10-Q for further discussion. The Company believes that adjusted net investment income is a useful performance measure because it reflects the net investment income produced on the Company’s investments during a period without giving effect to any changes in the value of such investments and any related capital gains incentive fees between periods. The presentation of adjusted net investment income is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:

	For the three months ended
	December 31, 2020 (unaudited)		September 30, 2020 (unaudited)		December 31, 2019 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net investment income	$10,018	$0.07	$24,545	$0.17	$7,836	$0.06
Part II incentive fee (net of waivers)	9,540	0.07	—	—	6,251	0.04

Adjusted net investment income	$19,558	$0.14	$24,545	$0.17	$14,087	$0.10

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its first fiscal quarter 2021 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on February 4, 2021. The conference call may be accessed by dialing (877) 507-3275 (U.S. callers) or +1 (412) 317-5238 (non-U.S. callers), participant password “Oaktree Specialty Lending.” Alternatively, a live webcast of the conference call can be accessed on Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 10151069, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition or the two-step merger of Oaktree Strategic Income Corporation (“OCSI”) with and into the Company (the “Mergers”). The forward-looking statements may include statements as to: future operating results of OCSI and the Company and distribution projections; business prospects of OCSI and the Company and the prospects of their portfolio companies; and the impact of the investments that OCSI and the Company expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the timing or likelihood of the Mergers closing; (ii) the expected synergies and savings associated with the Mergers; (iii) the ability to realize the anticipated benefits of the Mergers, including the expected elimination of certain expenses and costs due to the Mergers; (iv) the percentage of OCSI and the Company’s stockholders voting in favor of the proposals submitted for their approval; (v) the possibility that competing offers or acquisition proposals will be made; (vi) the possibility that any or all of the various conditions to the consummation of the Mergers may not be satisfied or waived; (vii) risks related to diverting management’s attention from ongoing business operations; (viii) the risk that stockholder litigation in connection with the Mergers may result in significant costs of defense and liability; (ix) changes in the economy, financial markets and political environment, (x) risks associated with possible disruption in the operations of OCSI and the Company or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; (xi) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (xii) conditions in OCSI’s and the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; (xiii) general considerations associated with the COVID-19 pandemic; and (xiv) other considerations that may be disclosed from time to time in OCSI’s and the Company’s publicly disseminated documents and filings. The Company has based the forward-looking statements included in this press release on information available to it on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	December 31, 2020 (unaudited)	September 30, 2020
ASSETS
Investments at fair value:
Control investments (cost December 31, 2020: $243,990; cost September 30, 020: $245,950)	$207,760	$201,385
Affiliate investments (cost December 31, 2020: $10,303; cost September 30, 2020: $7,551)	8,971	6,509
Non-control/Non-affiliate investments (cost December 31, 2020: $1,503,368; cost September 30, 2020: $1,415,669)	1,495,593	1,365,957

Total investments at fair value (cost December 31, 2020: $1,757,661; cost September 30, 2020: $1,669,170)	1,712,324	1,573,851
Cash and cash equivalents	24,234	39,096
Interest, dividends and fees receivable	8,999	6,935
Due from portfolio companies	2,093	2,725
Receivables from unsettled transactions	11,054	9,123
Deferred financing costs	5,840	5,947
Deferred offering costs	67	67
Deferred tax asset, net	1,122	847
Derivative assets at fair value	—	223
Other assets	28,170	1,898

Total assets	$1,793,903	$1,640,712

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$2,442	$1,072
Base management fee and incentive fee payable	20,230	11,212
Due to affiliate	2,355	2,130
Interest payable	4,192	1,626
Payables from unsettled transactions	102,737	478
Derivative liability at fair value	2,203	—
Credit facility payable	400,025	414,825
Unsecured notes payable (net of $3,086 and $3,272 of unamortized financing costs as of December 31, 2020 and September 30, 2020, respectively)	294,802	294,490

Total liabilities	828,986	725,833

Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 140,961 shares issued and outstanding as of December 31, 2020 and September 30, 2020	1,409	1,409
Additional paid-in-capital	1,487,774	1,487,774
Accumulated overdistributed earnings	(524,266)	(574,304)

Total net assets (equivalent to $6.85 and $6.49 per common share as of December 31, 2020 and September 30, 2020, respectively)	964,917	914,879

Total liabilities and net assets	$1,793,903	$1,640,712

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31, 2020	Three months ended September 30, 2020	Three months ended December 31, 2019
Interest income:
Control investments	$2,343	$2,330	$2,551
Affiliate investments	105	88	114
Non-control/Non-affiliate investments	29,184	34,733	25,659
Interest on cash and cash equivalents	1	2	81

Total interest income	31,633	37,153	28,405

PIK interest income:
Non-control/Non-affiliate investments	3,089	2,573	1,161

Total PIK interest income	3,089	2,573	1,161

Fee income:
Control investments	15	15	6
Affiliate investments	5	5	5
Non-control/Non-affiliate investments	3,332	3,551	1,060

Total fee income	3,352	3,571	1,071

Dividend income:
Control investments	130	299	323
Non-control/Non-affiliate investments	—	3	—

Total dividend income	130	302	323

Total investment income	38,204	43,599	30,960

Expenses:
Base management fee	6,541	6,005	5,607
Part I incentive fee	4,149	5,206	2,988
Part II incentive fee	9,540	—	1,051
Professional fees	867	678	640
Directors fees	143	142	143
Interest expense	6,095	6,133	6,535
Administrator expense	333	330	428
General and administrative expenses	518	560	532

Total expenses	28,186	19,054	17,924
Reversal of fees waived	—	—	5,200

Net expenses	28,186	19,054	23,124

Net investment income	10,018	24,545	7,836

Unrealized appreciation (depreciation):
Control investments	8,335	10,117	1,997
Affiliate investments	(290)	76	(64)
Non-control/Non-affiliate investments	41,937	29,922	2,408
Foreign currency forward contracts	(2,426)	(647)	(1,462)

Net unrealized appreciation (depreciation)	47,556	39,468	2,879

Realized gains (losses):
Control investments	—	(4,932)	—
Non-control/Non-affiliate investments	8,738	13,502	3,839
Foreign currency forward contracts	(523)	(2,123)	(551)

Net realized gains (losses)	8,215	6,447	3,288

Provision for income tax (expense) benefit	(245)	157	(160)

Net realized and unrealized gains (losses), net of taxes	55,526	46,072	6,007

Net increase (decrease) in net assets resulting from operations	$65,544	$70,617	$13,843

Net investment income per common share — basic and diluted	$0.07	$0.17	$0.06
Earnings (loss) per common share — basic and diluted	$0.46	$0.50	$0.10
Weighted average common shares outstanding — basic and diluted	140,961	140,961	140,961